Exhibit 23.2

CONSENT OF INDEPENDENT PUBLIC ACCOUNTANTS

As independent public accountants, we hereby consent to the incorporation by reference in this registration statement of our report dated January 29, 2001 related to Spieker Properties, Inc. included in Equity Office Properties Trust's Form 8-K dated July 5, 2001 and to all references to our Firm included in this registration statement.

/s/ ARTHUR ANDERSEN LLP

San Francisco, California
June 28, 2001